EXHIBIT 16.1

April 22, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read the Form 6-K for SearchMedia Holdings Limited dated April 22, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of for SearchMedia Holdings Limited contained therein.

/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP